Exhibit 10.10

To: Mr. Michael Berman	Date: April 30th, 2003
Dear Mr. Berman,
Re: Consulting Services
Further to our discussions, we are pleased to put in writing our offer to you to provide consulting services to TopSpin Medical, Inc. (the “Company”) effective as of the date on which you sign this letter agreement below. As a consultant, we anticipate that your providing the Company with your advice, knowledge and know how with respect to the Company’s products and business will all help the Company to further develop and grow.
You have represented to us that you have expertise in the field in which the Company operates. You have also represented to the Company that the performance of your duties and obligations in accordance with this letter agreement do not and will not conflict with, or breach, any prior agreement or restrictive covenant relating, or which may relate, to your involvement with the Company or any other instrument to which you are a party or by which you are bound. Accordingly, the Company is looking forward to benefiting from your expertise and networking.
As was agreed between us, it is expected that your consulting services shall include your devoting two full working days per month to actively assist the Company and providing general assistance and advice with respect to the Company’s business, all as requested by the Company from time to time (the “Consulting Services”).
As consideration for your providing the Consulting Services, the Company shall pay to you a consultancy fee equal to US$ 2,000 per full day of work for the Company, payable at the end of each month against a valid invoice furnished by you to the Company. The Company will reimburse you for your expenses incurred in the course of performing the Consulting Services. Such expenses shall be pre-approved by Company to the extent possible.
As additional consideration for your providing the Consulting Services, the Company will grant you options to purchase shares of Common Stock par value US$0.001 of the Company, subject to the approval of the Board of Directors, in accordance with the Option Agreement attached hereto as Exhibit A.
Except as set forth in this letter agreement, you shall not be entitled to any payments or other benefits in consideration for your providing the Consulting Services.
Unless separately authorized by a specific power of attorney, as a consultant you shall not bind or purport to bind the Company to any contract or obligation whatsoever. There shall be no employer-employee relationship between the Company and yourself and the Company shall not be liable for any payment to you, including with respect to salary, vacation pay, sick pay, severance pay, pension, provident payment or otherwise, other than the consideration to be granted to you hereunder. You agree to indemnify the Company and hold it harmless to the extent the Company is required to pay to you any of the payments stated above.
As a consultant the Company may, from time to time, disclose its confidential information to you. Accordingly you are requested to sign the Proprietary Information Agreement attached hereto as Exhibit B. Without limiting the generality of the foregoing, you shall not disclose any information to the media, shall not submit scientific publications and may not disclose to anyone any information about the Company’s technology, applications, future products, features or introduction schedules, without the Company’s prior written consent.

You shall provide the Consulting Services for an indefinite period, until terminated at will either by the Company or by yourself at any time upon 14 days written notice to the other party. This letter agreement together with its exhibits is the entire agreement between us with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between us, oral or written. Any modifications to this letter agreement shall be in writing and signed by yourself and by the Company. You shall not be entitled to any compensation or other payment upon termination of this letter agreement other than payment for services during the period of this letter agreement as specifically detailed herein.
This letter agreement shall be exclusively governed by and construed in accordance with the laws of the State of Delaware. Any action instituted by any of the parties shall be brought in the appropriate court in the State of Delaware, which shall have exclusive jurisdiction over such actions. All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail, or by facsimile transmission (provided that written confirmation of receipt is provided), at the above address or at such address as a party may from time to time designate in writing to the other parties. Notices shall be deemed to be received 4 days after being sent or 24 hours after being faxed.
We are excited to have you on board with us and look forward to working together. If the foregoing is acceptable, kindly acknowledge your agreement by signing this letter agreement below and by signing Exhibits A and B and returning all of the signed agreements to us.

Very truly yours,

/s/ Erez Golan /s/ Neil Cohen
TopSpin Medical, Inc.
By: Erez Golan, President & CEO
Neil Cohen, Director
Accepted and Agreed:
/s/ Michael Berman
By: Michael Berman
Date: May 1, 2003

Exhibit A
Option Agreement
This option agreement (“Agreement”) is made as of ___, 2003, by and between Mr. Michael Berman (“Consultant”) and Topspin Medical, Inc. (the “Company”).
The Company undertakes to grant to the Consultant options (“Options”) under the Topspin Medical, Inc. 2003 Israeli Stock Option Plan, to be adopted by the Company (“Plan”) (a copy of which may be obtained in the offices of Topspin Medical (Israel) Ltd.), pursuant and subject to the provisions of Section 3(9) of the Israeli Tax Ordinance (New Version), 1961, as amended.
Except where this Agreement specifically determines otherwise, this Agreement is subject to the terms and provisions set forth in the Plan.

Terms and Conditions of Options:

Number of Options:	650,000 options to purchase the same number of shares of Common Stock of the Company.

Exercise Price:	$0.05 per share.

Vesting Schedule:	The Options shall vest over a period of 4 years commencing on April 30th, 2003 (the “Commencement Date”), in the following manner: 162,500 options on the one year anniversary of the Commencement Date; and 40,625 options at the end of each quarter following the one year anniversary of Commencement Date; in each case provided that the Consultant is still providing Consulting Services on such dates.

Other Provisions:	All other terms and conditions, including terms and conditions of termination, voting rights, adjustments and manner of exercise, which are set forth in the Plan shall apply to the Options.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

Consultant	Topspin Medical, Inc.
By: Erez Golan, President & CEO
Neil Cohen, Director

Exhibit B
PROPRIETARY INFORMATION AGREEMENT
This PROPRIETARY INFORMATION AGREEMENT is made as of                      by and between TopSpin Medical, Inc. (the “Company”) and Mr. Michael Berman (the “Advisor”).
1.	Confidentiality. The Advisor acknowledges that during the course of the performance of services for the Company, he will have access to confidential information, knowledge and data regarding or relevant to the business of the Company and of its subsidiaries (the “Affiliates”), including, without limitation, trade secrets, marketing and pricing data, customer information (collectively, “Proprietary Information”). The Advisor hereby agrees:
1.1.	Other than in the course of performing services for the Company, he will not divulge, disclose or communicate to any third party in any manner, directly or indirectly, Proprietary Information or Work Product, except such as is at the time generally known to the public and which did not become generally known through the breach of any provision hereof.

1.2.	He will not use for his own benefit or purposes or for the benefit or purposes of any third party or permit or assist any third party to use in any manner, directly or indirectly, Proprietary Information or Work Product; and

1.3.	Upon the termination of this Agreement, he will promptly deliver to the Company all Proprietary Information and Work Product in his possession or under his control.
2.	Rights to, and Ownership of, Work Product
2.1.	“Work Product” means all ideas and information which reasonably could concern or be in any way beneficial to the business of the Company or the Affiliates, that are created, developed, discovered, acquired or invented by the Advisor (whether alone or with a third party) in connection with the Services (defined below), including Technology (defined below) analyses, recommendations, reports, compilations, studies, business opportunities, customer and supplier contacts, innovations and improvements relating to the business of the Company and the Affiliates.

2.2.	“Services” means all work performed by the Advisor pursuant to the letter agreement dated (the “Letter Agreement”)

2.3.	“Technology” means data, discoveries, ideas, inventions, know-how, methods, processes, research, technical information, and other intellectual property, whether tangible or intangible, including, without limitation, any and all designs, drawings, flow charts, products, software, and specifications, together with the intellectual property rights applicable thereto, including, without limitation, copyrights, patents (including any extension, reissue, continuation, substitution, continuation-in-part, division, or renewal patents), patent applications, inventor certificates, and trade secrets.

2.4.	The Company and/or the Affiliates shall own all rights, title, and interest in all Work Product, including all patents and other intellectual property rights constituting Work Product, and shall have the unrestricted right to use the Work Product and to license any third party to use the Work Product without the consent of the Advisor, and without any duty to account to or share proceeds with the Advisor on account of such use or licensing of the Work Product. The Advisor agrees promptly to disclose all Work Product to the Company, and to take all actions, execute all assignments, verify and deliver all documents the Company may reasonably request in applying for, obtaining, perfecting, evidencing, sustaining and enforcing the Company’s and/or the Affiliates’ proprietary rights in the Work Product, during the term of this Agreement and thereafter.
2.5.	The provisions of the preceding paragraph shall not apply to any preexisting materials, information, or ideas that may be in the possession of the Advisor in written form prior to the date of this Agreement.
3.	Non-Competition
3.1.	During the term of the Letter Agreement and for 2 (two) years thereafter, the Advisor shall not, directly or indirectly, on his own account, or as a shareholder, partner, joint venturer, franchisor, licensor, director, officer, consultant, creditor and/or agent or otherwise:
3.1.1.	enter into or engage in any business or other entity engaged in tissue characterization by MRI;

3.1.2.	promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in any such business;

3.1.3.	canvass, solicit or accept any business, patronage, orders, customers, or clients, for itself or for any other person or entity, from any clients or customers of the Company or of the Affiliates, or give any other person, firm or corporation the right to do any of the foregoing on his behalf; or

3.1.4.	directly or indirectly request or advise any clients, customers, shareholders, or suppliers of the Company or of the Affiliates, or any governmental authority, to withdraw, curtail, or cancel their business with the Company or the Affiliates, or in any other way directly or indirectly interfere with or disrupt or attempt to disrupt the Company’s or the Affiliates’ relationship (express, implied, or otherwise) with any of its clients, customers, shareholders, or suppliers or any governmental authority.
3.2.	With respect to other projects related to intravascular imaging and vulnerable detection:
3.2.1.	The list of such projects in which Advisor is currently involved is attached herewith as Exhibit C. Advisor represents that this is a full list of his activities in intravascular imaging and vulnerable detection.

3.2.2.	Advisor undertakes to notify Company prior to getting involved in any new project related to intravascular imaging and vulnerable detection.

4.	Non-Solicitation of Employees. During the term of this Agreement and for 2 years thereafter, the Advisor shall not induce any employee, consultant or representative of the Company or of the Affiliates not to continue as an employee, consultant or representative of the same, or to accept any employment, consultancy or representation with any person or entity other than the Company or the Affiliates.

5.	Specific Performance. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement, and that any party may in its sole discretion, in addition to any other available remedies, apply to any court of law or equity of competent jurisdiction for and be entitled to specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

6.	Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the Letter Agreement.

7.	Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of Delaware. Accordingly, if any particular portion of this Agreement shall be adjudicated to be invalid or unenforceable, it shall be deemed to be amended to delete the portion thus adjudicated to be invalid or unenforceable, and the remaining provisions will continue in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TopSpin Medical, Inc.	Mr. Michael Berman

By: Erez Golan, President & CEO
Neil Cohen, Director